CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Regulation A Offering Statement (Form 1-A) of RSE Collection, LLC to be filed on or about July 24, 2017 of our report dated May 23, 2017, on our audit of  the financial statements as of December 31, 2016 and for the period from August 24, 2016 (inception) through December 31, 2016. Our report includes an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

New York, New York July 24, 2017